Exhibit 99.1

Sorrento In-Licenses Four Late-Stage Clinical Biobetter and Biosimilar

Antibodies

SAN DIEGO, CA – August 3, 2015 – Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento) announced today that it has entered into an exclusive licensing agreement to develop and commercialize multiple prespecified and undisclosed biosimilar or biobetter antibodies from Mabtech Limited, a holding company for premier antibody development and manufacturing companies in China.

Under the terms of the agreement, Sorrento will develop and market these 4 monoclonal antibodies (mAbs) for the North American, European and Japanese market. Each of the mAbs has completed a Phase III study; two are currently in registration for marketing approval in China, while the other two are under data analyses for subsequent NDA submission in China. One of the biobetter mAbs is based on a Top 10-selling oncology drug and the other a Top 5-selling antibody to treat auto-immune diseases. Together these 4 mAbs target an established market with combined annual global sales in 2014 in excess of $13 Billion. Based on a study by GBI Research1 the global biosimilar market could reach an estimated $55 Billion by 2020.

“Combining our expertise in immunotherapy and drug development with Mabtech’s experience in antibody development and commercial cGMP manufacturing positions the two companies well to increase access worldwide to biosimilars and improve global human health”, said Dr. Henry Ji, President and Chief Executive Officer at Sorrento. “We look at this collaboration as a transformational event for Sorrento and are excited about its potential to complement our expanding and deep internal biologics portfolio. With this exclusive license agreement, Sorrento takes a significant step toward becoming a major player in the biopharmaceutical industry.”

“We welcome the opportunity to work with Sorrento Therapeutics to bring our antibody products to a global market beyond the Greater China territory. During our discussions with the Sorrento team it became apparent that Sorrento is committed to be a leader in the antibody immunotherapy space”, added Mr. Zhen Jiao, Chairman of Mabtech and Chief Executive Officer of CDH Investments, the top private equity fund in Asia with more than $10 billion under management. “We believe that, together with Sorrento’s strong commitment and our vast resources, we will be able to provide much needed immunotherapies to patients and healthcare providers worldwide in an expedited and efficient manner.”

[1]	http://www.biospectrumasia.com/biospectrum/news/221744/global-biosimilars-market-worth-usd55-bn-2020-gbi-research Monday August 3, 2015.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage oncology company developing new treatments for cancer and associated pain. Sorrento recently sold the rights to Cynviloq™, which successfully completed the TRIBECA™ study, to NantPharma. The company is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

In December 2014, Sorrento and NantWorks formed a global joint venture, now called Immunotherapy NANTiBody, LLC, to focus on immunotherapies for cancer. Also in December 2014, Sorrento and Conkwest, Inc., now renamed as NantKwest, Inc., an immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, entered into an agreement to jointly develop CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer and infectious diseases. In March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop immunotherapies against tumor neo-epitopes. In July 2015, Sorrento and NantBioScience, Inc., a subsidiary of NantWorks, established a joint venture, called NantCancerStemCell, LLC to focus on the development of “first-in-class” small molecules against targets which may address important drivers of cancer growth including cancer stem cells.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Sorrento’s prospects, including, but not limited to any statements about the biobetter and biosimilar markets; obtaining regulatory approval; size of the global biosimilar market; Sorrento’s expectations for adoptive cellular immunotherapies and Sorrento’s collaborations with NantKwest, Nantcell, NantPharma and NantBioScience; Sorrento’s ability to leverage the expertise of its employees and partners to assist the company in the execution of its strategies; Sorrento’s advances made in developing RTX, CAR.TNKs and human monoclonal antibodies using its proprietary G-MAB fully human antibody technology, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, GMAB™, CAR.TNK™, TNK Therapeutics™, Ark Animal Health™, and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

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SOURCE: Sorrento Therapeutics, Inc.

Contact:

Henry Ji, Ph.D.

President & Chief Executive Officer

Tel: (858) 668-6923

hji@sorrentotherapeutics.com

RELATED LINKS

http://www.sorrentotherapeutics.com